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
On November 7, 2005, Six Flags, Inc. (the "Company" or "Six Flags") issued a press release announcing its results of operations for the third quarter of 2005 and the nine month period then ended. The press release included the following excerpt relating to the previously announced process for the sale of the Company";

                  "SALE PROCESS UPDATE

                  Kieran Burke also said "as previously announced, the Board initiated a sale process for the Company that it believes is the best way to deliver full and fair value to all Six Flags stockholders at this time, particularly in light of the Company's strong 2005 broad-based performance. We are pleased with the progress of the sale process. We have received initial bids from a number of capable prospective financial and strategic buyers. We are targeting early December to receive final bids. We remain confident that, unless the sale process is disrupted, we will end up with an attractive transaction that we will be recommending to stockholders before the end of December."


On November 8, 2005, Six Flags held its third quarter earnings release conference call during which the Company's management discussed the consent solicitation and the Company's sale process. Set forth below are excerpts from the call pertaining the consent solicitation and sale process:

OPERATOR

Good morning, ladies and gentlemen, and welcome to Six Flags third quarter earnings release conference call. [OPERATOR INSTRUCTIONS] Last night the Company released its financial and operating results for the third quarter of 2005. A copy of the earnings release is available on the Company's website at www.sixflags.com under the heading "investor". Before I turn the call over to the Company's executives, they have asked me to remind you in compliance with SEC Regulation G a webcast of this call is being made available to the media and the general public as well as analysts and investors. The Company cautions you that comments made during this call will include forward-looking statements within the meaning of the federal securities law. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such statements. You may refer to the Company's 2004 annual report on Form 10-K which is also posted on its website for a detailed discussion of these risks.

Because the webcast is open to all constituents and prior notification has been widely and unselectively disseminated, all contents of the call will be considered fully disclosed. In accordance with SEC Regulation G non-GAAP financial measures used in the earnings release and in the Company's oral presentation today are required to be reconciled to the most directly comparable GAAP measure. These reconciliations are available to investors in the earnings release and on the Company's website. References by management in this call to EBITDA mean EBITDA modified which was formerly known as EBITDA adjusted from consolidated operations. But now inclusive results of the four parks that were previously unconsolidated. It is now my pleasure to turn the call over to Kieran Burke, Chairman and Chief Executive Officer of Six Flags. Sir, the floor is yours.

KIERAN BURKE:

Thank you. Good morning. Thank you for joining us for today's conference call. Yesterday following the close of the markets we announced our third quarter and nine-month results and reiterated our guidance regarding our full-year expectations. This morning I will comment on our very strong year-to-date performance and our expectations for the rest of 2005 and for 2006. I will also provide updates regarding the Company's sale process and the Red Zone consent solicitation. After that Jim Dannhauser will provide some further detail about the quarterly and nine-month results, and finally we'll open the call to your questions.

Before turning to a discussion of these matters I would like to make the following three critical observations. First, our performance is quite strong. Clearly demonstrating that our operating plan is working and is the right one for the Company and should not be abandoned or compromised. Second, our sales process is on track as we planned we now have received initial bids from a number of financial and strategic bidders. We have selected the participants for the next round and are targeting the receipt of final bids in the early part of December. We remain confident that we will end up with an attractive transaction that we will be recommending to stockholders before the end of December. Third, a successful consent solicitation at this time could, in our view, not only impair the continued implementation of our operating strategy, but also seriously jeopardize the sale process. If the consent passes, bidders may be reluctant to commit the necessary resources on this time table to pursuing the opportunity, given the great uncertainty that it will be ultimately approved. There is no need for stockholders to act precipitously and give their consent before the results of the sale process are known.

                                      * * *

Turning then to other essential matters, as you know, Red Zone LLC, which is controlled by Dan Snyder, has initiated a consent solicitation seeking to place Mr. Snyder and his hand-picked designees on the Six Flags Board. In our view this is clearly part of a plan to take over operating control of the Company without paying for it by people with no theme park experience advancing what we believe are a number of misguided proposals to dramatically change the operating plan of the Company. We think that's a very risky bet for our stockholders to make. While Red Zone would like to convince you otherwise, our strategic plan is clearly working. The strong results we have experienced this year are demonstrable proof of that. We're constantly reviewing and refining our marketing strategy, our capital investment program, and our pricing policies on a thorough park by park basis, with careful analysis of multiple years of operating data and drawing on substantial reservoirs of theme park experience in our management team.

We've responded to the challenges we and others in the industry faced beginning in 2002 by undertaking a strategic review of our business in 2003 long before Red Zone appeared on the scene and developing a comprehensive multipronged turnaround strategy. This plan includes a renewed intense focus on improved guest service, increased levels of investment in park appearance and guest amenities, creation of an integrated marketing campaign, which has achieved tremendous levels of brand recognition, likability, and recall among moms and teens, and has allowed us to reduce our advertising expenditures judiciously by 8% this year while maintaining appropriate awareness levels over the long operating season. Other aspects of the plan include disposition of noncore assets, continued efforts to monetize other assets through land sales and creative partnerships to develop complementary assets like our indoor water park hotel in Lake George without surrendering what are important long-term strategic development opportunities and carefully crafted additions of new product appealing to both families and teens.

The ideas we have implemented are based on our deep understanding of the theme park business and the extensive experience our management team has at running 30 different theme parks in diverse local markets for many years. As their ideas demonstrate, Mr. Snyder and his colleagues, whatever success they have enjoyed in their other ventures, in our judgment lack an understanding of how this business works. We are concerned that many of the ideas they offer in their solicitation materials are misguided, ill-conceived, and as I said earlier, potentially destructive of shareholder value. If the Company were as Red Zone suggests to reduce its capital investments on new rides and attractions, substantially reduce its advertising and marketing expenditure, abandon its highly successful integrated marketing campaign, and make drastic changes in pricing and discount strategies, it is clear to us that Six Flags would risk dramatic attendance declines.

In addition, if Red Zone were able to obtain control and enter into its proposed sale of our concession business on the same terms as it achieved at FedEx Field, it could cost the Company as much as $60 million in annual profit. If Red Zone has the opportunity to implement what we view as misinformed operational ideas, we believe they could be disastrous for the Company and could the Company's capital structure at significant risk. There are no audibles in the seasonal theme park business. There's no opportunity to make a mid-season correction of an ill conceived operational plan.

Some stockholders have asked why with an excellent 2005 performance and our strong conviction in future growth we would recommend to our Board and our Board would unanimously approve putting the Company up for sale. This was not a decision lightly taken. We have spent 16 years building this company from a small entity owning one theme park with 4.5 million in revenues, into the largest theme park company in the world with over $1 billion in revenues. We have successfully implemented a turnaround plan to address an industry-wide difficult stretch in 2002 and 2004. However, the initiation of the consent solicitation process had to be taken seriously.

The Board recognized this for what it is. As an effort to usurp operating control of the Company without paying a change of control premium to our shareholders. The Board was concerned that if Red Zone were to succeed the Company could be saddled with management who we regard as inexperienced in our industry and who we are convinced would aggressively pursue ill conceived ideas to dramatically alter an operating strategy that is clearly working introducing what we regard as significant risk. The uncertainty and distraction created by this control challenge, which could be repeated even if this particular effort failed, could make the continued execution of our business plans, including bank debt refinancings and strategic equity partnerships to pursue ancillary businesses like a New Jersey hotel development, very difficult. The Board simply felt that the best step that it could take to protect all of our shareholders was to pursue a sale of the Company.

The Board made the judgment that our strong 2005 performance support that broad-based improvement establishes for future growth, and the healthy M&A and financial markets all combined to provide our opportunity to achieve an attractive sale. We promptly launched an aggressive and expeditious process led by financial advisors who are very familiar with the Company and are well suited for this tack. We have now received initial bids from a number of capable financial and strategic buyers demonstrating that notwithstanding Red Zone's assertions our capital structure should not be an impediment to a well financed potential buyer. We have selected those bidders who have been invited to the next phase and excluded others. We are this week commencing management presentations, park visits, and extensive due diligence.

We understand that many of you would like more information regarding the identity of the bidders and the prices they have bid. However, as I am sure you can appreciate the effectiveness of our auction process would be compromised if we were to publish this information. So we will not take that step or any others which could damage the sale process. I will say that we are targeting early December to receive final bids and we remain confident that we will end up with an attractive transaction that we will be recommending to shareholders before the end of December. And, of course, shareholders then get to vote. We urge stockholders to see the process to conclusion and evaluate the option at yields. We also believe that a successful solicitation could be a real disruption to the sale process. It has been a concern expressed by potential bidders to our advisors. With the solicitation to succeed and the Company have three out of seven Directors who had publicly and vociferously opposed the sale there is a major risk that potential buyers would not pursue the substantial commitment of time and resources necessary to finalize a transaction.

The Board and the management team are working to provide shareholders with an option that is truly value creating for all. It is imperative that you not foreclose that option prematurely. Over a year ago Dan Snyder came to the Six Flag's Board without, in our judgment, any concrete value-added suggestions, and yet said that it was urgent that the Board place him in control of the Company in order to increase revenues and attendance. The Board believed then that the Company had the right plans in place to improve performance, and our results demonstrate that the Board was right. We now have a sale process in place that will offer stockholders the opportunity to decide for themselves how best to maximize value believe that the most urgent crisis Six Flags faces right now is the prospect that both the sale process and our successful strategic plan could be disrupted by the Red Zone consent solicitation. So we urge all of you to protect your investment and not support Red Zone's proposals. With that, I will turn it over to Jim Dannhauser.


                                      * * *


OPERATOR:

Thank you. [OPERATOR INSTRUCTIONS] Our first question will be coming from Kathy Styponias of Prudential. Please go ahead.

BRIAN:

Hi this is actually Brian from Kathy's office. Just a real quick question. I was wondering if you had -- I know the consents don't get sent to you, they get sent to Red Zone's parties, but do you have an estimated deadline for when those consent solicitations might be due? It just seems it would be around mid-December.

BURKE:

I think actually late December is the time period you're referring to. The way the process works is the consent solicitation materials were filed with the SEC I think around October 20. We set the record date October 24. We don't know what consents, if any, are signed until they're presented to the Company. But the windows would be roughly between October 24, and the end of the year. As we've stated earlier it's one of the reasons we believe the shareholders should not act precipitously and we will certainly have, in our view, a transaction that we can present to shareholders within that window.

BRIAN:

Thanks you.

OPERATOR:

Our next question will be coming from David Miller of Sanders Morris Harris.

MILLER:

Congratulations on the solid results in the third quarter. Jim and Kieran, just a couple questions here. You guys have obvious responded to Daniel Snyder's consent solicitation by putting the Company up for sale, and yet word is that you're going around visiting institutions trying to plea your case that of course you and the existing Board is the best qualified to run the Company. Why do that? Why go around and state your case that you guys are the best personnel to run the Company if you, in fact, have a buyer? And then I have a follow-up. Thank you.

BURKE:

Let's be clear. In fact what we have been doing, which I think is in the interest of our shareholders, is spending time pointing out that, in fact, our strategic plan is working, and is delivering very powerful results, which we believe is the right course for the Company. And we do, in fact, believe that Red Zone does not have the experience in our business that they have presented a number of ill conceived proposals which enacted, in our opinion could, put the Company at significant risk. And we think it's important for us to point that out to shareholders. But what we are really urging shareholders, so that nobody misses the point that this consent solicitation is not some benign effort, Red Zone wants to control the Company and implement its ideas, okay, we have put in process the sales process, we've described that it's on track, and we have now received initial bids from a number of capable financial and strategic buyers. We're targeting early December to receive final bids. We remain confident that we'll end up with an attractive transaction that we'll be recommending to shareholders before the end of December, and shareholders then get to vote to.

The point that we're making to people is it is very important to protect their own interest as shareholders that they allow that process to proceed and not be compromised by the consent solicitation which, again, in our view, would not only disrupt the implementation of our operating plan, which is clearly working, but even worse, could disrupt or derail that sale process. At the end of the day, the real thing for shareholders to focus on is that they deserve, as shareholders, the optionality to see what results from this sale process, and there's no need for them to rush a decision and sign a consent which would take that optionality away. And that's really what we're out talking to shareholders about. Frankly, if we weren't out doing that we would not be doing our jobs as fiduciaries.


                                      * * *

OPERATOR:

Our next question will be coming from John Maxwell of Merrill Lynch.

JOHN MAXWELL:

Hi, good morning, guys. Kieran, I was wondering if you could comment, is it the Company or the Board's expectation that the potential -- any bids -- is that for the entire company, for parts of the Company?

BURKE:

Yes, to be very clear, our expectation and the bidders that have proceeded to the next round is for 100% of the Company.

MAXWELL:

Okay. And question on AstroWorld. Could you touch on why that park specifically was chosen, or did Cushman and Wakefield give you a sense, or what was the thought process behind why that park was chosen to go kind of as a one-off?

BURKE:

No, it's a good question. Listen, we continue to evaluate alternative ways to maximize the value of our assets. Our decision to close AstroWorld in Houston, it really grew out of a careful study over 18 months. The park had been a relative underperforming asset for many years, and while Houston's an attractive market in our view the park would have required a very substantial investment, maybe as much as $50 million or more, in facilities and rides and attractions to reach higher sustainable performance levels. Now, at the same time the value of the underlying land has risen significantly over the last few years, given its location. And it's very unusual, almost unique among our parks, since it's located in the middle of the city. We did engage Cushman and Wakefield. All of this went on long before Red Zone showed up.

Their view is that we could achieve a sale of between $80 to 120 million for just the land that we would then be able to relocate many of the rides and the equipments to our other parks for the 2006, 2007 seasons, which would really stretch our capital investment dollars, and we could also obviously expect to pick up a certain amount of the attendance at our Dallas, San Antonio parks, and our freestanding water park in that market. So we analyzed all of that, that's how we made the decision. We think it's very much in the Company's interest. But again, while we continue to evaluate our real-estate holdings and all our parks and assets, that particular transaction was somewhat unique in the portfolio.


                                      * * *

DAVID MARSH:

Then the refinancing of the bank line I assume you would contemplate after completion of the sale process, right?

DANNHAUSER

Well, we obviously will not be necessarily making that decision. We had planned actually to pursue a bank refinancing this year, because of the strength of the bank marketplace, the strength of these operating results, recognize again that, of course, the term lean does not begin its back end amortization until September of 2008, our revolving credit facility is committed through June of 2008 so we don't have any near term pressure in that regard but as we have always done, wanted to manage our debt balances carefully and take advantage of attractive markets when they're available to us. That has clearly, David, been put on hold until the sale process is concluded.

MARSH:

Okay, guys. Well, good luck. Thanks.

BURKE:

Thank you.

OPERATOR:

Thank you. Our next question will be coming from Grant Stockton of Lorraine.

GRANT STOCKTON:

I have a couple of questions. I'm just trying to sort through the recent governance issues. I've been an investor and follower of your company for years and actually sold into Snyder's bid, but I'm just curious why this is a bad transaction for shareholders, and I'm just looking through sort of the history.

Stock about five years ago was in the 20's. It went to 3 before Snyder surfaced, EBITDAs gone from 400 to 300 in a good economy, you sold European acquisitions at a loss that you bought a couple of years before, Cedar Fair seems to have done okay, Snyder has been successful in generating more cash flow out of the Redskins, and then you took away a lot of the upside from shareholders by using Snyder's -- the stocks increase and Snyder engaged activism to do a massively dilutive preferred that I viewed as against equity interest. So I guess I'm sort of curious why we shouldn't trust them given sort of a fairly long operating results that I think are disappointing to say the least? And then I guess in terms of the sale process if I'm to understand that this isn't some delaying tactic do you have bids that are north of what Snyder's bidding? Anything close? Because I think that would actually be an indication that there's some value. So I guess, as sort of an overall, how much worse could Snyder do than the sort of five-year history of this management team? You've also said there hasn't been much real estate value. Maybe there's some now. I'm just curious. I just would like I guess a defense of your tenure and as to why shareholders shouldn't vote for Snyder.

BURKE:

Now that you've concluded kind of your speech on behalf of Mr. Snyder, I would just say the following. We've been very frank in acknowledging that our performance from 2002 to 2004 was not acceptable. We also think it's fair to point out that we built this company over 12 years from 1989 starting with a half interest in one park, 4.5 million of revenues to over $1 billion enterprise, the largest regional theme park company in the world. We didn't just sit there in the 2002 to 2004 period. We were not alone. Clearly if you look at the Walt Disney Company in that period from 2001 to 2003, I think their domestic theme park revenues were down about 8.5%, lost something like 40% of their operating cash flow. It was during that period a very difficult economy for us, coming on the heels of 9/11. We clearly, just because of the geographic position of our assets, were negatively affected, kind of exacerbated things in '03 and '04 with the weather. And certainly some of our own internal decision making as we reflect back, expansions into Europe, ahead of the downtown cost us.

That all said, we faced up to this in the middle of 2003 we did a very substantial strategic review of our business. We put in place a multiprong turnaround plan. We've gone over that. You can review our comments at the end of '03, end of '04. We're very consistent. Long before Red Zone showed up we took the steps necessary, including the disposition of certain assets that didn't have the best performance potential in the future relative to the portfolio, Europe, taking advantage of an opportunity to sell our Cleveland park, and clearly beginning to monetize nonessential assets. But the core turnaround plan was a refocus on the guest experience.

We added back a significant amount of expenses in '04 to improve the guest experience. We changed our advertising agency, developed a break-through campaign which research, not opinion has demonstrated has been extremely powerful against both teens and moms, we focus a lot of our capital investment in '04 against the infrastructure and guest service issues and all of that really set the table for us in '05. We've come back with a very broad-based capital program, year two of our successful ad campaign gaining the momentum of our continued focus on the guest. I think by any measure every single metric of our business from our attendance to per caps to revenues to EBITDA, to margins are all up substantially, and, by the way, outperforming our peer group, including Cedar Fair, who we have great respect for, and so we think that that plan is the correct plan.

The convertible note issue that we've put in place actually yields 12 to $13 million of annual interest savings. So we think that we're on the right track for the Company in terms of the turnaround. But I think it's very important that ultimately for shareholders today, the debate doesn't even have to be whether we're right about the operating plan for the Company or whether Red Zone is correct. The real debate for the shareholders is whether they should give themselves the option to see what the sales process delivers. If Red Zone wants to control the Company, implement its ideas, they can enter the process. They could offer all shareholders fair value for all their shares. But our Six Flags stockholders shouldn't have to assume the risk of their operating plan so that they can live out their dream. So our view, there's no reason for stockholders to act precipitously and to take away their own optionality.

I'll just repeat what I've said about the process. We've received initial bids from a number of capable financial and strategic buyers and that demonstrate that notwithstanding Red Zone's assertions our capital structure is not an impediment to a well financed potential buyer. We have select those bidders who've been invited to the next stage, we've excluded others, we're doing the work, we're targeting early December to receive final bids, we're confident that we'll end up with attractive transaction that we'll be recommending to shareholders before the end of December and they get to vote. I can't comment on prices. It's not in the interest of maximizing value to shareholders. However, we do feel that there will be an attractive transaction for our shareholders to look at by December. Thanks.

OPERATOR

Our next question will be coming from David Miller of Sanders Morris Harris.

DAVID MILLER:

Just a follow-up question, Kieran, as it applies to the sale of the whole company. I'm sure you've heard sort of the faint chatter that Cedar Fair is particularly interested in your Los Angeles property. That is one of your best performing parks. The water park up there is just absolutely awesome, especially in the summertime, just given the heat up there in that part of Los Angeles. I take it that I would be correct in assuming that you would not be willing to park -- or, excuse me, not be willing to part with that particular property piecemeal? That anyone who wants the Los Angeles property has to buy the whole company. Am I correct in assuming that? Thanks.

BURKE:

As I said earlier, the bidders that we have selected to proceed to the final round are bidding for 100% of the Company, and it's my full expectation that that will be the transaction that will be recommended to shareholders in December.

                                      * * *

BURKE:

Thank you. Well, I'd just like to reiterate performance is quite strong and I think it clearly demonstrates that our operating plan is working, it's the right one for the company, it shouldn't be abandoned or compromised. The sale process is very much on track as we planned, as I indicated we now have initial bids from a number of financial strategic bidders. We've selected the participants for the next round, we're targeting receipt of final bids in the early part of December. We remain confident that we'll end up with an attractive transaction that we'll be recommending to shareholders before the end of December. And again, a successful consent solicitation at this time could in our view not only impair the continued implementation of our operating strategy but also seriously jeopardize the sale process. There is no need for stockholders to act precipitously and give their consent before the results of the sale process are known and we urge shareholders to keep their options open and we'll be reporting to you in the near future. Thank you.